Exhibit 10.20

MANAGEMENT SERVICES AGREEMENT

BY AND BETWEEN

MARBLEGATE CAPITAL CORPORATION

AND

MARBLEGATE ASSET MANAGEMENT, LLC

Dated as of [___], 2025

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of [__], 2025, with effect as of [__], 2025 (“the Effective Date”) by and between Marblegate Capital Corporation, a Delaware corporation (the “Company”), and Marblegate Asset Management, LLC, a Delaware limited liability company (the “Manager”). Each party hereto shall be referred to as, individually, a “Party” and, collectively, the “Parties.”

WHEREAS, the Company desires to retain the Manager to provide the Services described herein on the terms and subject to the conditions set forth herein, and the Manager wishes to be retained to provide such Services.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise noted, for all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1, which meanings shall apply equally to the singular and plural forms of the terms so defined and the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision:

“Adjusted Management Fee” has the meaning set forth in Section 7.1(c) hereof.

“Adjusted Net Assets” means, as of a specified date, the sum of the Company’s consolidated total assets, including but not limited to taxi medallion licenses and other intangibles, plus the absolute amount of consolidated accumulated amortized amounts on intangibles owned on that date, minus Adjusted Total Liabilities, determined in accordance with GAAP and procedures approved by the Board.

“Adjusted Total Liabilities” means the Company’s consolidated total liabilities after excluding the effect of any outstanding third-party Indebtedness of the Company, determined in accordance with GAAP and procedures approved by the Board.

“Adjustment Date” has the meaning set forth in Section 7.1(c) hereof.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or (ii) any officer, director, general member, member, manager or trustee of such Person. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean, with respect to any Persons, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general members, or Persons exercising similar authority with respect to such Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Automatic Renewal Term” has the meaning set forth in Section 2.2 hereof.

“Board” means the board of directors of the Company, or any committee thereof that has been duly authorized by the Board to make a decision on the matter in question or bind the Company as to the matter in question.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business.

“Calculation Date” means, with respect to any Fiscal Quarter, the last day of such Fiscal Quarter.

“Chief Financial Officer” means the Chief Financial Officer of the Company, including any interim Chief Financial Officer.

“Company” has the meaning set forth in the preamble of this Agreement.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” has the meaning set forth in Section 7.2(a) hereof.

“Federal Securities Laws” means, collectively, the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

“Final Management Fee” has the meaning set forth in Section 7.1(b) hereof.

“Fiscal Quarter” means the Company’s fiscal quarter for purposes of its reporting obligations under the Exchange Act.

“Fiscal Year” means the Company’s fiscal year for purposes of reporting its income for federal income tax purposes.

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied.

“Incentive Fee” has the meaning ascribed in Section 7.2 hereof.

“Incur” means, with respect to any Indebtedness or other obligation of a Person, to create, issue, acquire (by conversion, exchange or otherwise), assume, suffer, guarantee or otherwise become liable in respect of such Indebtedness or other obligation.

“Indebtedness” means, with respect to any Person, (i) any liability for borrowed money, or under any reimbursement obligation relating to a letter of credit, (ii) all indebtedness (including bond, note, debenture, purchase money obligation or similar instrument) for the acquisition of any businesses, properties or assets of any kind (other than property, including inventory, and services purchased, trade payables, other expenses accruals and deferred compensation items arising in the Ordinary Course of Business), (iii) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iv) any liabilities of others described in the preceding clauses (i) to (iii) (inclusive) that such Person has guaranteed or that is otherwise its legal liability, and (v) (without duplication) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (iv) above.

“Independent Director” means a director who satisfies the independence requirements under the Exchange Act and Rules 5605(a)(2) of The Nasdaq Stock Market.

“Initial Term” has the meaning set forth in Section 2.2 hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investments” means investments of the Company and the Subsidiaries, including the acquisition of additional assets or Portfolio Companies.

“Losses” has the meaning set for in Section 9.1 hereof.

“Management Fee” has the meaning set forth in Section 7.1(a) hereof.

“Management Fee Payment Date” means, with respect to any Calculation Date, the date that is five (5) Business Days following the receipt by the Company of the calculation of the Management Fee from the MSA Administrator with respect to such Calculation Date.

“Manager” has the meaning set forth in the preamble of this Agreement.

“Manager Termination Notice” has the meaning set forth in Section 8.1 hereof.

“MSA Administrator” means, as of any Calculation Date, (i) for so long as this Agreement remains in full force and effect as of such Calculation Date, the Manager, and (ii) thereafter, the Chief Financial Officer.

“Ordinary Course of Business” means, with respect to any Person, an action taken by such Person if such action is (i) consistent with the past practices of such Person and is taken in the normal day-to-day business or operations of such Person and (ii) which is not required to be specifically authorized or approved by the board of directors of such Person.

“Over-Paid Management Fees” means, as of any Calculation Date, the amount by which (i) Adjusted Management Fees that were actually paid on all Management Fee Payment Dates preceding such Calculation Date, exceeded (ii) Adjusted Management Fees that were actually due and payable by the Company on all such Management Fee Payment Dates, as determined by the MSA Administrator upon availability of the Company’s final consolidated financial statements in accordance with Section 7.1(e); provided, that such amount shall not be less than zero.

“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an estate, a nominee, an unincorporated organization or a government or any department or agency or political subdivision thereof.

“Portfolio Company,” individually or, collectively, “Portfolio Companies,” means each entity in which the Company or a Subsidiary has an existing equity or debt investment, any new portfolio company in which the Company or a Subsidiary makes an equity or debt investment after the Effective Date and that the Board determines is a Portfolio Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” has the meaning set forth in Section 3.1(b) hereof.

“Subsidiary” means any other Person in which the Company, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

“Termination Date” has the meaning set forth in Section 8.3 hereof.

“Termination Fee” means, as of the Termination Date, the amount equal to (x) the average monthly Management Fee earned by the Manager during the twenty-four (24) month period immediately preceding such Termination Date multiplied by (y) the remaining number of months in the Term.

“Termination Notice” has the meaning set forth in Section 8.3 hereof.

“Under-Paid Management Fees” means, as of any Calculation Date, the amount by which (i) Adjusted Management Fees that were actually due and payable by the Company on all Management Fee Payment Dates preceding such Calculation Date, as determined by the MSA Administrator upon availability of the Company’s final consolidated financial statements in accordance with in Section 7.1(e) exceeded (ii) Adjusted Management Fees that were actually paid on all such Management Fee Payment Dates; provided, that such amount shall not be less than zero.

ARTICLE II

APPOINTMENT OF THE MANAGER; TERM

Section 2.1 Appointment. The Company hereby agrees to, and hereby does, appoint the Manager to perform the Services as set forth in Section 3.1 hereof and in accordance with the terms of this Agreement.

Section 2.2 Term. This Agreement is effective as of the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the fifth (5th) anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically for additional successive five-year periods (each, an “Automatic Renewal Term”) unless terminated in accordance with the terms hereof.

ARTICLE III

OBLIGATIONS OF THE PARTIES

Section 3.1 Obligations of the Manager.

(a) Subject to the oversight and supervision of the Board and the terms and conditions of this Agreement, the Manager shall during the term of this Agreement (including any Automatic Renewal Term) perform the Services as set forth in Section 3.1(b) below and (ii) comply with the operational objectives and business plans of the Company in existence from time to time. The Company shall promptly provide the Manager with all stated operational objectives and business plans of the Company (and the Subsidiaries, as applicable) approved by the Board and any other available information reasonably requested by the Manager.

(b) Subject to Article VII, the Manager agrees and covenants that it shall perform the following services (as may be modified from time to time pursuant to Section 3.5 hereof, the “Services”):

(i)

evaluate, manage, perform due diligence on, negotiate and oversee the acquisition and disposition of the Company’s and the Subsidiaries’ assets, including taxi medallions, taxi-medallion loans and other assets or property;

(ii)

evaluate, manage, negotiate and oversee the origination, structuring, restructuring and workout of taxi-medallion loans and other loans held by the Company and the Subsidiaries, provided, however, that the Manager shall not be responsible for typical daily loan servicing activities including but not limited to collecting and reconciling loan payments, preparing and sending statements and invoices to borrowers, reporting payment activity, Uniform Commercial Code and other lien searches and filings, credit report searches, and activities related to the foregoing items;

(iii)

manage the Company’s and the Subsidiaries’ day-to-day business and operations, including assisting the Company and the Subsidiaries in complying with any regulatory requirements applicable to the Company and the Subsidiaries in respect of the Company’s and the Subsidiaries’ business activities;

(iv)

evaluate the financial and operational performance of any Subsidiaries, including monitoring the business and operations thereof, and the financial performance of any of the Company’s or the Subsidiaries’ other assets;

(v)

provide, as determined by the Manager and in accordance with the terms and conditions of this Agreement, a management team to serve as executive officers of the Company and/or the Subsidiaries or as members of the Board. Notwithstanding the above, nothing shall prevent the Company from employing executive officers directly as appropriate

(vi)	identify, evaluate, manage, perform due diligence on, negotiate and oversee the provision of debt or equity financing by the Company;

(vii)

subject to the provisions of this Agreement, perform any other services for and on behalf of the Company and the Subsidiaries to the extent that such services are consistent with those that are customarily performed by the executive officers and employees of a publicly listed company; and

(viii)	identify, evaluate, manage, perform due diligence on, negotiate and oversee the acquisition of all or a portion of target businesses or assets by the Company.

The foregoing Services shall include, but are not limited to, the following: (1) establishing and maintaining books and records of the Company and the Subsidiaries in accordance with customary practice and GAAP; (2) recommending to the Board changes or other modifications in the capital structure of the Company or the Subsidiaries, including share repurchases; (3) recommending to the Board the engagement of or, if approval is not otherwise required hereunder, engage agents, consultants or other third party service providers on behalf of the Company and the Subsidiaries, including accountants, lawyers or experts, in each case, as may be needed by the Company or the Subsidiaries from time to time; (4) managing or overseeing litigation, administrative or regulatory proceedings, investigations or any other reviews of the Company’s and/or the Subsidiaries’ business or operations that may arise in the Ordinary Course of Business or otherwise, subject to the approval of the Board to the extent necessary in connection with the settlement, compromise, consent to the entry of an order or judgment or other agreement resolving any of the foregoing; (5) recommending to the Board the payment of dividends or other distributions on the equity interests of the Company; (6) attending to the timely calculation and payment of taxes payable, and the filing of all taxes return due, by the Company and the Subsidiaries; and (7) making loans to, or arranging loans on behalf of, the Portfolio Companies.

(c) In connection with the performance of its obligations under this Agreement, the Manager shall be required to comply with the Company’s internal policies and procedures regarding any actions requiring Board approval, as otherwise required by the Board (or any applicable committee thereof) or the Company’s officers or as otherwise required by applicable law.

(d) In connection with the performance of the Services under this Agreement, the Manager shall be required to comply with the Company’s internal compliance policies and procedures.

(e) In connection with the performance of the Services under this Agreement, the Manager shall have all necessary power and authority to perform, or cause to be performed, such Services on behalf of the Company and the Subsidiaries.

Section 3.2 Non-Exclusivity

(a) While the Manager is providing the Services under this Agreement, the Manager shall also be permitted to provide services, including services similar to the Services covered hereby, to other Persons, including Affiliates of the Manager. The Manager agrees not to render any services to any other Person on behalf of the Company or the Subsidiaries. This Agreement and the Manager’s obligation to provide the Services under this Agreement shall not create an exclusive relationship between the Manager and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other.

Section 3.3 Obligations of the Company

(a) The Company shall, and shall cause the Subsidiaries to, do all things reasonably necessary as requested by the Manager consistent with the terms of this Agreement to enable the Manager to fulfill its obligations under this Agreement.

(b) The Company shall:

i.

direct its officers and employees to act in accordance with the terms of this Agreement and the reasonable directions of the Manager in fulfilling the Manager’s obligations hereunder and allowing the Manager to exercise its powers and rights hereunder; and

ii.

provide to the Manager all access, information and reports (including monthly management reports and all other relevant reports), which the Manager may reasonably require and on such dates as the Manager may reasonably require.

(c) The Company agrees that, in connection with the performance by the Manager of its obligations hereunder, the Manager may recommend to the Company, and may engage in, transactions with any of the Manager’s Affiliates; provided, that any such transactions shall be subject to the authorization and approval of the Company’s Audit Committee.

(d) The Company will maintain a board of directors and associated committees consistent with the independence-related corporate governance requirements of the Nasdaq Stock Market. The Company shall take any and all actions necessary to ensure that it does not engage in any activities that would cause the Company to become an “investment company” as defined in Section 3(a)(1) of the Investment Company Act, or any successor provision thereto.

Section 3.4 Business Opportunities.

(a) Except to the extent otherwise agreed between the Manager and the Company, the Manager, its members (including any natural persons) and any of its covered Affiliates or employees may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the Investments or business of the Company, and may provide advice and other assistance to any such investment, business venture or entity, and the Company shall have no rights by virtue of this Agreement in and to such investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any such investment or venture, even if competitive with the business of the Company or the Subsidiaries, shall not be deemed wrongful or improper. Except as provided below, none of the Manager, its members or any of its Affiliates or employees shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company or its Subsidiaries, and the Manager, its members or any of its Affiliates or employees shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

(b) While information and recommendations supplied to the Company and the Subsidiaries shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the policies of the Company and the Subsidiaries, such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others.

(c) The Company acknowledges and agrees that (i) personnel and members of the Manager and its Affiliates may from time to time work on other projects and matters, and that conflicts may arise with respect to the allocation of personnel, (ii) there may be circumstances where the Manager and/or its members acquire knowledge of a potential transaction or matter which may be a corporate opportunity of the Company or the Subsidiaries and the Manager, its members and/or its Affiliates, and such corporate opportunity may be pursued by the Manager, its members and/or its Affiliates or shared with other parties (in lieu of the Company or the Subsidiaries), and (iii) the Manager, its members and/or its Affiliates may from time to time receive fees, compensation, profits interests and/or equity grants from third parties, including Portfolio Companies, for administrative or advisory services, or otherwise, and, while such fees, compensation and/or equity grants may give rise to conflicts of interest, the Company and the Subsidiaries will not receive the benefit of any such fees, compensation, profits interest and/or equity grants. The Manager shall keep the Company’s Audit Committee reasonably informed on a periodic basis in connection with the foregoing.

Section 3.5 Change of Services.

(a) The Company and the Manager shall have the right at any time during the term of this Agreement (including any Automatic Renewal Term) to change the Services provided by the Manager, and any such changes shall in no way otherwise affect the rights or obligations of any Party hereunder.

(b) Any change in the Services shall be authorized in writing and evidenced by an amendment to this Agreement, as provided in Section 12.9 hereof. Unless otherwise agreed in writing, the provisions of this Agreement shall apply to all changes in the Services.

ARTICLE IV

POWERS OF THE MANAGER

Section 4.1 Powers of the Manager.

(a) The Manager shall, subject to the oversight and supervision of the Board and the terms and conditions of this Agreement, have general supervision of the day-to-day business of the Company (and the Subsidiaries, as applicable), including general executive charge, management and control of the properties, business and operations of the Company (and the Subsidiaries, as applicable), with all such powers as may reasonably be incident to such responsibilities. The Manager shall also perform such other duties and may exercise such other powers as from time to time may be assigned to the Manager by the Board.

(b) Subject to Section 4.2 and for purposes other than to delegate its duties and powers to perform the Services hereunder, the Manager shall have the power to engage agents, valuation firms, contractors and advisors (including accounting, financial, tax and legal advisors) that it deems necessary or desirable in connection with the performance of its obligations hereunder, which costs therefor shall be subject to reimbursement in accordance with Section 7.3 hereof. For the avoidance of doubt, the Manager may not engage investment advisers on behalf of the Company or the Subsidiaries.

Section 4.2 Delegation. The Manager may delegate or appoint:

(a) Any of its Affiliates as its agent, at its own cost and expense, to perform any or all of the Services hereunder; or

(b) Any other Person, whether or not an Affiliate of the Manager, as its agent, at its own cost and expense, to perform those Services hereunder which, in the sole discretion of the Manager, are not critical to the ability of the Manager to satisfy its obligations hereunder; provided, however, that, in each case, the Manager shall not be relieved of any of its obligations or duties owed to the Company or the Subsidiaries hereunder as a result of such delegation. The Manager shall be permitted to share information of the Company and the Subsidiaries with its appointed agents subject to appropriate and reasonable confidentiality arrangements. For the avoidance of doubt, any reference to Manager herein shall include its delegates or appointees pursuant to this Section 4.2.

ARTICLE V

INSPECTION OF RECORDS

Section 5.1 Books and Records of the Company. At all reasonable times and on reasonable notice, the Manager and any Person authorized by the Manager shall have access to, and the right to inspect, for any reasonable purpose, during the term of this Agreement (including any Automatic Renewal Term) and for a period of five (5) years after termination hereof, the books, records and data stored in computers and all documentation of the Company and the Subsidiaries pertaining to all Services performed by the Manager or the Management Fee to be paid by the Company to the Manager, in each case, hereunder. There shall be no cost or expense charged by any Party to another Party pursuant to the reasonable exercise of rights under this Section 5.1.

Section 5.2 Books and Records of the Manager. At all reasonable times and on reasonable prior notice, to the extent authorized by the Company, any Person shall have access to, and the right to inspect the books, records and data stored in computers and all documentation of the Manager pertaining specifically to the Services performed by the Manager specifically related to or on behalf of the Company or the Subsidiaries or the Management Fee to be paid by the Company to the Manager, in each case, hereunder. The Manager may require that the inspecting Person enter into a customary non-disclosure and confidentiality agreement in connection with the inspection. There shall be no cost or expense charged by any Party to another Party pursuant to the reasonable exercise of rights under this Section 5.2.

ARTICLE VI

AUTHORITY OF THE COMPANY

AND THE MANAGER

Each Party represents to the others that it is duly authorized with full power and authority to execute, deliver and perform its obligations and duties under this Agreement. The Company represents that the engagement of the Manager has been duly authorized by the Board and is in accordance with all governing documents of the Company.

ARTICLE VII

MANAGEMENT FEE; EXPENSES

Section 7.1 Management Fee.

(a) Obligation. Subject to the terms and conditions set forth in this Section 7.1, for the term of this Agreement, including any Automatic Renewal Term, (i) the MSA Administrator shall calculate the fee payable to the Manager in accordance with this Section 7.1 (the “Management Fee”), and the components thereof, in accordance with Section 7.1(b) hereof and (ii) the Company shall pay the Management Fee to the Manager in accordance with Section 7.1(d) hereof.

(b) Calculation of Management Fee. Subject to Section 7.1(e) hereof, as payment to the Manager for performing Services hereunder during any Fiscal Quarter or any part thereof, the MSA Administrator, as of any Calculation Date with respect to such Fiscal Quarter, shall calculate, on or promptly following such Calculation Date, the Management Fee with respect to such Fiscal Quarter, which shall be equal to, as of such Calculation Date, (a) the product of (i) 0.375%, multiplied by (ii) the Company’s Adjusted Net Assets; provided, further, however, that, with respect to the Fiscal Quarter in which this Agreement is terminated, the Management Fee shall be equal to the product of (i)(x) 0.375%, multiplied by (y) the Company’s Adjusted Net Assets, multiplied by (ii) a fraction, the numerator of which is the number of days from and including the first day of such Fiscal Quarter to but excluding the date upon which this Agreement is terminated and the denominator of which is the number of days in such Fiscal Quarter (such amount so calculated in accordance with this proviso, the “Final Management Fee”).

(c) Adjustment of Management Fee. The amount of any Management Fee calculated in accordance with Section 7.1(b) hereof as of any Calculation Date shall be adjusted, on a dollar-for-dollar basis (such Management Fee, as adjusted, the “Adjusted Management Fee”), by the MSA Administrator immediately prior to the Management Fee Payment Date with respect to such Calculation Date (such date of adjustment, the “Adjustment Date”) as follows:

i.	reduced, on a dollar-for-dollar basis, by the aggregate amount of all Over-Paid Management Fees, if any, existing as of such Calculation Date;

ii.	increased, on a dollar-for-dollar basis, by the aggregate amount of all Under-Paid Management Fees, if any, existing as of such Calculation Date; and

iii.	increased, on a dollar-for-dollar basis, by the aggregate amount of all accrued and unpaid Management Fees, if any, as of such Calculation Date, without duplication of any of the foregoing.

(d) Payment of Adjusted Management Fee. Following the MSA Administrator’s calculation of the Adjusted Management Fee, the MSA Administrator shall promptly deliver a copy of the Adjusted Management Fee to the Company. Following such delivery, subject to Section 7.1(f) hereof, the Company shall pay to the Manager, on the Management Fee Payment Date with respect to any Calculation Date, the Adjusted Management Fee as of such Calculation Date. Any such payment shall be made in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time. The Manager shall have the right, in its sole discretion, to elect to waive all or a portion of the Management Fee and Adjusted Management Fee that would otherwise be paid to it. Before the payment of any fee to the Manager, the Manager will send written instructions to the Company and the MSA Administrator with respect to any waiver of any portion of such fee. No fee waiver for one or more periods constitutes an obligation of the Manager to continue the waiver. The Manager may remove or change any fee waiver at any time except to the extent otherwise agreed in writing.

(e) Basis for Calculation of Management Fee and Adjusted Management Fee. The calculation of the Management Fee, including the components thereof, with respect to any Fiscal Quarter on any Calculation Date shall be based on (i) the Company’s audited consolidated financial statements to the extent available, (ii) if audited consolidated financial statements are not available, then the Company’s unaudited consolidated financial statements to the extent available, and (iii) if neither audited nor unaudited consolidated financial statements are available, then the Company’s books and records then available; provided, that, with respect to any calculation of the Management Fee based on the Company’s books and records, upon availability of the earlier of (x) the Company’s audited consolidated financial statements and (y) the Company’s unaudited consolidated financial statements, in each case, relating to amounts previously calculated on such Calculation Date by reference to the Company’s books and records, the MSA Administrator shall recalculate (A) any Management Fees, and any components thereof, that were previously calculated based on such books and records and (B) any Adjusted Management Fees that were calculated based on such Management Fees, in each case, to determine if any Over-Paid Management Fee or Under-Paid Management Fee was outstanding as of such Calculation Date; provided, further, that the amount so recalculated shall be conclusive and binding on the Parties hereto and no further recalculations shall be required or permitted except that a further recalculation shall be required and performed (A) upon a demonstration of clear error with respect to any prior calculation or recalculation or (B) upon the restatement of the consolidated financial statements of the Company, or any amounts therein, underlying any prior calculation or recalculation, in each case, at any time. The calculation of Adjusted Management Fees, including the components thereof, as of any Adjustment Date shall be made based on information that is available as of such Adjustment Date; provided, that if any events occur after such Adjustment Date that would affect the amount of Adjusted Management Fees calculated as of such Adjustment Date, then the MSA Administrator shall recalculate Adjusted Management Fees as of such Adjustment Date to determine if any Over-Paid Management Fee or Under-Paid Management Fee was created as of the Calculation Date immediately succeeding such Adjustment Date. Notwithstanding the foregoing, the calculation of the Final Management Fee, including the components thereof, shall be made and based on the Company’s unaudited consolidated financial statements for the applicable Fiscal Quarter when such unaudited consolidated financial statements are available; provided, that, once calculated, no further recalculation of Final Management Fee shall be required or permitted.

(f) Sufficient Liquidity. If the Company does not have sufficient liquid assets to timely pay the entire amount of the Management Fee due on any Management Fee Payment Date, the Company shall liquidate assets or Incur Indebtedness in order to pay such Management Fee in full on such Management Fee Payment Date;

(g) Manager Fee Accrual the Manager may elect, in its sole discretion by delivery of written notice to the Company prior to such Management Fee Payment Date, to allow the Company to defer the payment of all or any portion of the Management Fee otherwise due and payable on such Management Fee Payment Date until the next succeeding Management Fee Payment Date or such other date agreed with the Company. If the Manager elects to allow such a deferral of payment of the Management Fee, interest will be charged on such Management Fee at a rate equal to the “prime” rate, as announced from time to time by The Wall Street Journal, plus 5% per annum until the date of payment of such Management Fee by the Company to the Manager. For the avoidance of doubt, the Manager may make such election to allow the Company to defer the payment of Management Fees more than once.

(h) Books and Records. The MSA Administrator shall maintain cumulative books and records with respect to the details of any calculations made pursuant to this Section 7.1, which records shall be available for inspection and reproduction at any time upon request by the Board and, if the Manager is not the MSA Administrator, the Manager.

Section 7.2 Incentive Fee. The Company will pay the Manager an incentive fee (the “Incentive Fee”) based on the financial performance of the Company under the specific structure, terms and conditions contained in a separate agreement between the Company and the Manager that is approved by the Board and separately approved by a majority of the Independent Directors. The Manager and the Company (and its Board) agree to use their respective best efforts to enter into an agreement within 180 days after the Effective Date to provide for the payment of a mutually agreeable Incentive Fee.

Section 7.3 Reimbursement of Expenses.

(a) The Company shall pay all of its own expenses and shall reimburse the Manager for the following documented expenses that are actually incurred by the Manager on the Company’s or the Subsidiaries’ behalf during the term of this Agreement, including but not limited to:

i.	costs and expenses associated with the issuance and transaction costs incident to the acquisition, origination, disposition and financing of Investments;

ii.

costs of loan servicing, including but not limited to collecting and reconciling payments by borrower on loans held by the Company and the Subsidiaries, issuing statements, invoices and reports, Uniform Commercial Code and other lien searches and filings, credit report searches, and activities related to the foregoing items rendered for the Company and the Subsidiaries by providers retained by the Manager or the Company, or if provided by an Affiliate of the Manager, in amounts that are no greater than those which would be payable to independent loan servicing organizations engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

iii.

costs of legal, tax, accounting, consulting, auditing, lobbying, regulatory, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

iv.	the compensation and expenses of the Company’s directors and officers and the cost of liability insurance to indemnify the Company’s directors and officers;

v.

costs associated with the establishment and maintenance of any of the Company’s or any Subsidiary’s credit or other indebtedness of the Company or any Subsidiary (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings

vi.

expenses connected with complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

vii.	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used by the Company and/or the Subsidiaries;

viii.

expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s or any Subsidiary’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager while providing the Services;

ix.	the costs of maintaining, on behalf of the Company and the Subsidiaries, compliance with all U.S. federal, state and local rules and regulations or those of any other regulatory agency;

x.

expenses relating to any office(s) or office facilities, including, but not limited to disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Investments separate from the office or offices of the Manager;

xi.

any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any of the Subsidiaries, or against any trustee, director, partner, member or officer of the Company or of any of the Subsidiaries in his, her or its capacity as such for which the Company or any of the Subsidiaries is required to indemnify such Person by any court or governmental agency; and

xii.	all other costs and expenses, the reimbursement of which is specifically approved by the Board.

(b) Any Expense reimbursement shall be made upon demand by the Manager in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time.

(c) Except as otherwise provided for in this Section 7.2, all reimbursements made pursuant to this Section 7.2 shall be reviewed by the Company on an annual basis in connection with the preparation of the Company’s year-end audited consolidated financial statements. If the Company identifies any discrepancy in such reimbursements, then the Company and the Manager shall mutually resolve such discrepancy.

ARTICLE VIII

TERMINATION

Section 8.1 Termination by the Manager. The Manager may resign and terminate this Agreement at any time with at least 180 days’ prior written notice to the Company of the Manager’s intention to terminate this Agreement (the “Manager Termination Notice”), which right shall not be contingent upon the finding of a replacement manager. However, if the Manager resigns, until the date upon which the resignation becomes effective, the Manager shall, upon request of the Board, use reasonable efforts to assist the Board to find a replacement manager at no cost or expense to the Company.

Section 8.2 Termination by the Company. The Board may terminate this Agreement, as follows:

(a) at any time, if there is a finding by a court of competent jurisdiction in a final, non-appealable order that the Manager materially breached the terms of this Agreement and such breach continued unremedied for sixty (60) days after the Manager received written notice from the Company setting forth the terms of such breach;

(b) at any time if (i) there is a finding by a court of competent jurisdiction in a final, non-appealable order that the Manager (x) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under this Agreement or (y) engaged in fraudulent or dishonest acts in connection with the business and operations of the Company, and (ii) at least seventy-five percent (75%) of the Board votes to terminate this Agreement;

(c) at the expiration of the Initial Term or any Automatic Renewal Term, with written notice to the Manager at least 180 days before the applicable expiration as approved in advance by a majority of the Independent Directors voting in favor of providing that notice and terminating this Agreement; or

(d) at any time if (i) at least seventy-five percent (75%) of the Board votes to terminate this Agreement and (ii) the holders of at least seventy-five percent (75%) of the then outstanding shares of common stock of the Company vote in favor of terminating this Agreement.

Section 8.3 Directions. If an election is made to terminate this Agreement pursuant to Section 8.2 hereof, the Company shall deliver to the Manager prior written notice of the Company’s intention to terminate this Agreement (the “Termination Notice”) designating the date on which the Manager shall cease to provide Services under this Agreement, and this Agreement shall terminate on such date (the “Termination Date”). If the election to terminate this Agreement is made pursuant to Section 8.2(c), the Company shall deliver the Termination Notice not less than 180 days prior to the Termination Date. During the period between the Company’s delivery of the Termination Notice and the Termination Date, the Manager shall continue to perform its duties and obligations as Manager under this Agreement and take all actions necessary to execute an orderly transition of the management of the Company’s assets and bring the appointment of the Manager to an end. In addition, the Manager shall, at the Company’s expense, deliver to any new manager or the Company any books or records held by the Manager under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit new management of the Company to effectively assume its responsibilities.

Section 8.4 Payments Upon Termination.

(a) Notwithstanding anything in this Agreement to the contrary, the fees, costs and expenses payable to the Manager pursuant to Article VII hereof shall be payable to the Manager upon, and with respect to, the termination of this Agreement pursuant to this Article VIII. All payments made pursuant to this Section 8.4(a) shall be made in accordance with Article VII hereof.

(b) Upon termination of this Agreement pursuant to the events set forth in Section 8.2(c) hereof, the Company shall pay the Termination Fee to the Manager. Any payments made pursuant to this Section 8.4(b) shall be made in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time.

(c) Subject to Section 8.4(a) hereof, no Termination Fee shall be due or payable by the Company to the Manager upon termination of this Agreement pursuant to any of the events set forth in Section 8.1, Section 8.2(a) or Section 8.2(b) hereof.

ARTICLE IX

INDEMNITY

Section 9.1 Indemnity. The Company shall indemnify reimburse, defend and hold harmless the Manager and its successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives (collectively the “Indemnified Parties”), from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities (joint or severable) of any kind or nature whatsoever (collectively “Losses”) that are incurred by such Indemnified Parties in connection with, relating to or arising out of (i) the breach of any term or condition of this Agreement, or (ii) the performance of any Services hereunder; provided, however, that the Company shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Party for any Losses incurred, by such Indemnified Party in connection with, relating to or arising out of:

(a) a breach by such Indemnified Party of this Agreement;

(b) the gross negligence, willful misconduct, bad faith or reckless disregard of such Indemnified Party in the performance of any Services hereunder; or

(c) fraudulent or dishonest acts of such Indemnified Party with respect to the Company or any of its Subsidiaries.

The rights of any Indemnified Party referred to above shall be in addition to any rights that such Indemnified Party shall otherwise have at law or in equity.

Without the prior written consent of the Company, no Indemnified Party shall settle, compromise or consent to the entry of any judgment in, or otherwise seek to terminate any, claim, action, proceeding or investigation in respect of which indemnification could be sought hereunder unless (a) such Indemnified Party indemnifies the Company from any liabilities arising out of such claim, action, proceeding or investigation, (b) such settlement, compromise or consent includes an unconditional release of the Company and Indemnified Party from all liability arising out of such claim, action, proceeding or investigation and (c) the parties involved agree that the terms of such settlement, compromise or consent shall remain confidential.

Section 9.2 Insurance. The Manager acknowledges that Company may (but is not required to) maintain adequate insurance in support of the indemnity obligation set forth in this Article IX, which shall be an expense of the Company under Section 7.3(a).

ARTICLE X

LIMITATION OF LIABILITY OF THE MANAGER

Section 10.1 Limitation of Liability. The Manager shall not be liable for, and the Company shall not take, or permit to be taken, any action against the Manager to hold the Manager liable for, any error of judgment or mistake of law or for any loss suffered by the Company or the Subsidiaries (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Manager’s duties under this Agreement, except for a loss resulting from gross negligence, willful misconduct, bad faith or reckless disregard on the part of the Manager in the performance of its duties and obligations under this Agreement, or its fraudulent or dishonest acts with respect to the Company or any of the Subsidiaries.

Section 10.2 Reliance of Manager. The Manager may take and may act and rely upon:

(a) the opinion or advice of legal counsel, which may be in-house counsel to the Company or the Manager, any U.S.-based law firm, or other legal counsel reasonably acceptable to the Board, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Company;

(b) advice, opinions, statements or information from bankers, accountants, auditors, valuation consultants and other Persons consulted by the Manager who are in each case believed by the Manager in good faith to be expert in relation to the matters upon which they are consulted; and

(c) any other document provided to the Manager in connection with the Company or the Subsidiaries upon which it is reasonable for the Manager to rely. The Manager shall not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information or document.

ARTICLE XI

LEGAL ACTIONS

Section 11.1 Third Party Claims.

(a) The Manager shall notify the Company promptly of any claim made by any third party in relation to the assets of the Company and shall send to the Company any notice, claim, summons or writ served on the Manager concerning the Company

(b) The Manager shall not, without the prior written consent of the Board, purport to accept or admit any claims or liabilities of which it receives notification pursuant to Section 11.1(a) hereof on behalf of the Company or make any settlement or compromise with any third party in respect of the Company

ARTICLE XII

MISCELLANEOUS

Section 12.1 Obligation of Good Faith; No Fiduciary Duties. The Manager shall perform its duties under this Agreement in good faith and for the benefit of the Company. The relationship of the Manager to the Company is as an independent contractor and nothing in this Agreement shall be construed to impose on the Manager an express or implied fiduciary duty.

Section 12.2 Binding Effect. This Agreement shall be binding upon, shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 12.3 Compliance. The Manager shall (and must ensure that each of its officers, agents and employees) comply with any law, including the Federal Securities Laws and the securities laws of any applicable jurisdiction and the rules of The Nasdaq Stock Market, in each case, as in effect from time to time, to the extent that it concerns the functions of the Manager under this Agreement.

Section 12.4 Effect of Termination. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect during the Initial Term and any Automatic Renewal Term thereafter until termination hereof in accordance with Article VIII. The obligations of the Company set forth in Articles VIII and IX and Sections 7.2, 10.1, 12.5, 12.9 and 12.17 hereof shall survive such termination of this Agreement, subject to applicable law.

Section 12.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

If to the Company, to:

Marblegate Capital Corporation

5 Greenwich Office Park, Suite 400

Greenwich, CT 06831

Attn: Chief Executive Officer

If to the Manager, to:

Marblegate Asset Management, LLC

5 Greenwich Office Park, Suite 400

Greenwich, Connecticut 06831

Attn: General Counsel

or to such other address or facsimile number as any such Party may, from time to time, designate in writing to all other Parties hereto, and any such communication shall be deemed to be given, made or served as of the date so delivered or, in the case of any communication delivered by mail, as of the date so received.

Section 12.6 Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Section 12.7 Applicable Law. This Agreement, the legal relations between and among the Parties and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

Section 12.8 Submission to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County) and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party. Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 12.5 hereof; such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by applicable law.

Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect this Agreement. To the fullest extent permitted by applicable law, each of the Parties hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in this Section 12.8 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

The Parties agree that any judgment obtained by any Party or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

The Parties agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Parties may have.

Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.8.

Section 12.9 Amendment; Waivers. No term or condition of this Agreement may be amended, modified or waived without the prior written consent of the Party against whom such amendment, modification or waiver will be enforced; provided, that any amendment shall not be effective as to any Party hereto unless at least seventy-five percent (75%) of the Board votes in favor of approving such amendment and the amendment also is approved in advance by a majority of the Independent Directors voting in favor of the amendment. Any waiver granted hereunder shall be deemed a specific waiver relating only to the specific event giving rise to such waiver and not as a general waiver of any term or condition hereof.

Section 12.10 Remedies to Prevailing Party. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 12.11 Severability. Each provision of this Agreement is intended to be severable from the others so that if, any provision or term hereof is illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect or impair the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Management Fee described in Article VII hereof are not severable.

Section 12.12 Benefits Only to Parties. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties and their respective successors or permitted assigns, other than an indemnified Person, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns, and for the benefit of no other Person, other than an indemnified Person.

Section 12.13 Further Assurances. Each Party hereto shall take any and all such actions, and execute and deliver such further agreements, consents, instruments and any other documents as may be necessary from time to time to give effect to the provisions and purposes of this Agreement.

Section 12.14 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 12.15 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with regards to the subject matter of this Agreement. Any written or oral agreements, statements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect.

Section 12.16 Assignment. This Agreement shall not be assignable by either Party without the prior written consent of the other Party, except by the Manager to any Person with which the Manager may merge or consolidate or to which the Manager transfers substantially all of its assets, and then only in the event that such assignee assumes all of the obligations to the Company and the Subsidiaries hereunder.

Section 12.17 Confidentiality.

(a) The Manager shall not, and the Manager shall cause its Affiliates and their respective agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information involving or relating to (x) the Company, including any information contained in the books and records of the Company and (y) the Subsidiaries, including any information contained in the books and records of any such Subsidiaries; provided, however, that disclosure and use of any information shall be permitted (i) with the prior written consent of the Company, (ii) as, and solely to the extent, necessary or required for the performance by the Manager, any of its Affiliates or its delegates of any of their respective obligations under this Agreement, (iii) as, and to the extent, necessary or required in the operation of the Company’s business or operations in the Ordinary Course of Business, (iv) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this 7 by the Manager or any of its Affiliates), (v) as, and to the extent, necessary or required by any governmental order, applicable law or any governmental authority, subject to Section 12.17(c), and (vi) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement or any other agreement between the Manager and the Company or any of the Subsidiaries.

(b) The Manager shall produce and implement policies and procedures that are reasonably designed to ensure compliance by the Manager’s directors, officers, employees, agents and representatives with the requirements of this Section 12.17.

(c) For the avoidance of doubt, confidential information includes business plans, financial information, operational information, strategic information, legal strategies or legal analysis, formulas, production processes, lists, names, research, marketing, sales information and any other information similar to any of the foregoing or serving a purpose similar to any of the foregoing with respect to the business or operations of the Company or any of the Subsidiaries. However, the Parties are not required to mark or otherwise designate information as “confidential or proprietary information,” “confidential” or “proprietary” in order to receive the benefits of this Section 12.17.

(d) In the event that the Manager is required by governmental order, applicable law or any governmental authority to disclose any confidential information of the Company or any of the Subsidiaries that is subject to the restrictions of this Section 12.17, the Manager shall (i) notify the Company or any of the Subsidiaries in writing as soon as possible, unless it is otherwise affirmatively prohibited by such governmental order, applicable law or such governmental authority from notifying the Company or any such Subsidiaries, as the case may be, (ii) cooperate with the Company or any such Subsidiaries to preserve the confidentiality of such confidential information consistent with the requirements of such governmental order, applicable law or such governmental authority and (iii) use its reasonable best efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such governmental order, applicable law or such governmental authority, in each case, at the sole cost and expense of the Company.

(e) Nothing in this Section 12.17 shall prohibit the Manager from keeping or maintaining any copies of any records, documents or other information that may contain information that is otherwise subject to the requirements of this Section 12.17, subject to its compliance with this Section 12.17.

(f) The Manager shall be responsible for any breach or violation of the requirements of this Section 12.17 by any of its agents or representatives.

Section 12.18 Consent To The Use Of Name. The Manager hereby consents to the use by the Company of the name “Marblegate” as part of the Company’s name; provided, however, that such consent shall be conditioned upon the employment of the Manager or one of its affiliates in the provision of management services to the Company. The name “Marblegate” or any variation thereof may be used from time to time in other connections and for other purposes by the Manager and its affiliates and other investment companies that have obtained consent to the use of the name “Marblegate.” The Manager shall have the right to require the Company to cease using the name “Marblegate” as part of the Company’s name if the Company ceases, for any reason, to employ the Manager or one of its affiliates to provide management services. Future names adopted by the Company for itself, insofar as such names include identifying words requiring the consent of the Manager, shall be the property of the Manager and shall be subject to the same terms and conditions.

Section 12.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Management Services Agreement as of the date first written above.

Company

MARBLEGATE CAPITAL CORPORATION

By:
Name:
Title:

Manager

MARBLEGATE ASSET MANAGEMENT, LLC

By:
Name:
Title: